                                                FILED PURSUANT TO RULE 424(B)(3)

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 20, 1997

                                8,700,000 SHARES

                        REPUBLIC INDUSTRIES, INC. (LOGO)

                                  COMMON STOCK

     This Prospectus Supplement relates to an aggregate of up to 8,700,000 shares (9,934,235 shares if the over-allotment option described in the Trust Prospectus described below is exercised in full) (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), beneficially owned by the Selling Stockholders identified under the heading "Selling Stockholders" herein (the "Selling Stockholders"), which Shares may be delivered by the Automatic Common Exchange Security Trust II (the "Trust") to holders of Automatic Common Exchange Securities of the Trust ("Trust Securities"). The Company will receive no portion of the proceeds from the sale of the Shares offered hereby or from the sale of the Trust Securities. The Trust Securities are being sold by the Trust in an offering described in the separate prospectus of the Trust (the "Trust Prospectus"). This Prospectus Supplement relates only to the Common Stock that may be delivered upon exchange of the Trust Securities. The Company takes no responsibility for any information included in or omitted from the Trust Prospectus. The Trust Prospectus does not constitute a part of this Prospectus Supplement or the accompanying Prospectus nor is it incorporated by reference herein or therein.

     The Common Stock is traded on The Nasdaq Stock Market -- National Market ("Nasdaq") under the symbol "RWIN." On May 21, 1997, the last reported sales price for the Common Stock as reported by Nasdaq was $24.125 per share.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
         OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

            The date of this Prospectus Supplement is May 22, 1997.

     The description of the Company's capital stock which is contained in the Company's registration statement on Form 8-A, dated June 19, 1981, as amended, is incorporated by reference herein. The Company's Certificate of Incorporation was amended on May 13, 1997 to increase the number of authorized shares of Common Stock to 1,500,000,000 from 500,000,000. The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                              SELLING STOCKHOLDERS

     Some or all of the Shares, or cash in lieu thereof, may be delivered to the Trust by the Selling Stockholders pursuant to the Contracts (as defined in the Trust Prospectus) upon exchange of the Trust Securities. The following table sets forth certain information for each Selling Stockholder with respect to (i) such Selling Stockholder's beneficial ownership of the Common Stock as of the date of this Prospectus Supplement and (ii) the maximum number of Shares of such Selling Stockholder that may be delivered to the Trust pursuant to the applicable Contract. The Selling Stockholders' beneficial ownership of the Common Stock will not change as a result of the offering of the Trust Securities unless, until and to the extent, the Selling Stockholders elect to deliver shares of Common Stock to the Trust pursuant to the Contracts. All of the Shares are issued and outstanding as of the date of this Prospectus Supplement. To the knowledge of the Company, other than Mr. Lobeck, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except that each Selling Stockholder served as an officer and/or director of, and/or was an affiliate of, and/or held a direct or indirect equity interest in, National Car Rental System, Inc. prior to the Company's acquisition of such company. Mr. Lobeck is the head of the Rental Car Division of the Company. For additional information concerning relationships among the Selling Stockholders, see the Company's Proxy Statement dated April 4, 1997.

                                                                                       MAXIMUM NUMBER
                                                                                         OF SHARES
                                                                                       DELIVERABLE TO
                                                              SHARES BENEFICIALLY          TRUST
                                                                  OWNED AS OF           PURSUANT TO
SELLING STOCKHOLDER                                              MAY 22, 1997           CONTRACT(1)
-------------------                                           -------------------   --------------------
Brion Properties............................................       4,797,729            2,351,688
Elizabeth Catherine Frame Trust.............................          84,440               61,000
Elizabeth Peake Graham Trust................................         479,772              280,250
Margaret Nicholson Lobeck Trust.............................         479,772              280,250
William E. Lobeck, Jr.......................................       1,375,645              663,292
William E. Lobeck, Jr.
  IRA Contributing(2).......................................         479,772              280,250
National Car Rental, Inc.(3)................................         634,454              317,227
National Car Rental of Oklahoma City, Inc.(3)...............          70,543               35,273
Dale E. Ritter(3)...........................................          35,271                8,813
Larry A. Ritter and Mary Jane Ritter(3).....................          35,271                8,813
Sleepy Lagoon, Ltd..........................................       6,396,332            3,183,333
Alvin E. Swanner............................................       1,694,214              831,645
Kathryn L. Taylor...........................................       3,114,685            1,618,292
Cline Tucker and Patricia Mack-Tucker(3)....................          70,543               14,109

---------------

(1) Assumes over-allotment option described in the Trust Prospectus is exercised in full. In the event the over-allotment option is not exercised, the maximum aggregate number of Shares deliverable to the Trust would be 8,700,000, and the maximum number of Shares deliverable by each Selling Stockholder would be reduced proportionally.
(2) Goldman, Sachs & Co. as custodian. Shares transferred from Charles Schwab & Co., Inc. FBO William E. Lobeck, Jr. Copy IRA Contributions UTA. See the accompanying Prospectus for additional information regarding Common Stock beneficially owned by Mr. Lobeck.
(3) Shares transferred to members from Emerald Investors, L.L.C.

             ======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                       PAGE
                                       ----
Selling Stockholders.................   S-2
                PROSPECTUS
Available Information................   A-2
The Company..........................   A-3
Risk Factors.........................   A-4
Use of Proceeds......................   A-7
Selling Stockholders.................   A-8
Plan of Distribution.................  A-10
Description of Capital Stock.........  A-11
Legal Matters........................  A-12
Experts..............................  A-12
Incorporation of Certain Documents by
  Reference..........................  A-13

             ======================================================
             ======================================================
                                8,700,000 SHARES

                        REPUBLIC INDUSTRIES, INC. (LOGO)

                                  COMMON STOCK
                               ------------------

                             PROSPECTUS SUPPLEMENT
                               ------------------
             ======================================================